Exhibit 10.2

HYCROFT MINING HOLDING CORPORATION
RESTRICTED STOCK UNIT AGREEMENT

(TIME-VESTING)

THIS AGREEMENT (the “Agreement”) is made and entered into as of this 1st day of July, 2020, by and between Hycroft Mining Holding Corporation, a Delaware corporation (the “Corporation”), and Randy Buffington (the “Participant”), pursuant to the HYMC 2020 Performance and Incentive Pay Plan (the “Plan”). This Agreement and the award contained herein are subject to the terms and conditions set forth in the Plan, which are incorporated by reference herein, and the following terms and conditions. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Plan.

WITNESSETH:

WHEREAS, the Participant has agreed to resign as the Chairman of the Board, President and Chief Executive Officer of the Corporation;

WHEREAS, the Participant has entered into that certain Transition and Succession Agreement with the Corporation as of date hereof (the “Transition and Succession Agreement”), which Transition and Succession Agreement will become effective upon expiration of statutory revocation periods set forth therein;

WHEREAS, the Corporation has adopted the Plan in order to promote the interests of the Corporation, its Affiliated Entities and its stockholders by using stock-based and cash-based incentives to attract, retain and motivate its management and other persons to encourage and reward such persons contributing to the performance of the Corporation and to align their interests with the interests of the Corporation’s stockholders; and

WHEREAS, the Compensation Committee of the Board (the “Committee”) of the Board of Directors of the Corporation (the “Board”) has determined that it is in the best interests of the Corporation to grant Restricted Stock Units (as defined herein) under the Plan to the Participant on the terms and conditions set forth below in recognition of Participant’s successful efforts in developing a new process to economically and profitably recover gold from sulfide ores in a heap leach process and restarting mining operations at the Hycroft Mine and to reward and compensate Participant for transition assistance.

NOW, THEREFORE, in consideration of the various covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.        Award of Restricted Stock Units. In consideration for the continued service of the Participant to the Corporation and its Subsidiaries and Affiliated Entities, and as part of the Plan, effective upon the date of the expiration without revocation of the statutory revocation periods set forth in the Transition and Succession Agreement (the “Grant Date”), the Corporation hereby awards to the Participant, subject to the further terms and conditions set forth in this Agreement, restricted stock units (the “Restricted Stock Units” or “RSUs”), with a value of $1,300,000 as of the Grant Date (the “Grant Date Value”).

2.        No Rights of Stockholder. Until converted as described in Section 6 hereof, the Restricted Stock Units represent the Corporation’s unfunded and unsecured promise to issue shares of Common Stock at a future date, subject to the terms of this Agreement. The Participant has no rights with respect to the Restricted Stock Units other than rights of a general creditor of the Corporation. Except as set forth in Section 3 hereof, the Participant shall not have any of the rights of a stockholder with respect to unvested Restricted Stock Units.

3.        Dividend Equivalents. Subject to the provisions of Section 5 hereof, in the event that the Corporation declares a dividend on its Common Stock, the Corporation will increase the number of Restricted Stock Units hereunder (i.e., by increasing the award) by the number of units, rounded to the nearest whole number, equal to the result of dividing (a) the per share cash dividend paid by the Corporation on its shares of Common Stock multiplied by the number of unvested Restricted Stock Units awarded to Participant under this Agreement as of the related dividend payment record date by (b) the fair market value of one share of Common Stock on the related dividend payment record date.   Any such additional Restricted Stock Units shall be subject to the same vesting, forfeiture, payment, termination and other terms, conditions and restrictions as the original Restricted Stock Units to which they relate. No additional Restricted Stock Units shall be granted with respect to any Restricted Stock Units which, as of the dividend payment record date, have either vested or been terminated.

4.        Restrictions on Transfer. Except as otherwise provided in this Agreement, the Participant may not sell, transfer, assign, pledge, encumber or otherwise dispose of any of the Restricted Stock Units or the rights granted hereunder (any such disposition or encumbrance being referred to herein as a “Transfer”). Until converted as described in Section 6 hereof, any Transfer or purported Transfer by the Participant of any of the Restricted Stock Units shall be null and void and the Corporation shall not recognize or give effect to such Transfer on its books and records or recognize the person to whom such purported Transfer has been made as the legal or beneficial holder of such Restricted Stock Units. The Restricted Stock Units shall not be subject to sale, execution, pledge, attachment, encumbrance or other process prior to vesting and no person shall be entitled to exercise any rights of the Participant as the holder of such Restricted Stock Units by virtue of any attempted execution, attachment or other process until the Restricted Stock Units are converted as provided in Section 6 hereof.

5.        Vesting of Restricted Stock Units.

(a)     Subject to any forfeiture provisions in this Agreement or in the Plan, and subject to the terms of this Section 5 hereof, the Restricted Stock Units shall vest over a two year period in accordance with the following schedule, provided that the Participant continues to comply with his obligations under that certain Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement (the “ENNNI Agreement”), assigned to and assumed by the Company, and the Transition and Succession Agreement, prior to the applicable vesting date:

Vesting Date	Cumulative Vested Percentage of the RSUs
1st Anniversary of Grant Date	50% of the RSUs
2nd Anniversary of Grant Date	100% of the RSUs

(b)     If the application of the vesting schedule in Section 5(a) would yield a fractional Restricted Stock Unit, such fractional Restricted Stock Unit shall be rounded down to the next whole unit if it is less than 0.5 and rounded up to the next whole unit if it is 0.5 or more.

(c)     Notwithstanding anything to the contrary in this Section 5, in the event of a Change in Control in which the resulting entity does not assume, continue, convert or replace this Agreement, the Restricted Stock Units shall be fully vested and converted into an equivalent number of shares of Common Stock immediately prior to the Change in Control, the Restricted Stock Units shall be fully vested and converted into shares as described in Section 6 and Section 7 hereof. For purposes of this Agreement, the Restricted Stock Units awarded hereunder will not be considered to be assumed, continued, converted or replaced by the resulting entity in connection with the Change in Control unless the Restricted Stock Units are adjusted to prevent dilution of the Participant’s rights hereunder as a result of the Change in Control.

6.       Conversion of Restricted Stock Units into Common Stock upon Vesting. On the Conversion Date (as defined below), the Restricted Stock Units that vested pursuant to the terms of Section 5 hereof, if any, shall be converted into the number of shares of Common Stock equal to the Grant Date Value divided by the fair market value of a share of Common Stock, which shares of Common Stock will be issued to the Participant, or in the event of the Participant’s death, the Participant’s beneficiary pursuant to the Plan. Promptly after the Conversion Date (as defined below), certificates of such shares of Common Stock shall be delivered to the Participant. Except as provided in Section 11(b), the “Conversion Date” shall be the applicable vesting date. For purposes of this Section 6(a), the fair market value shall mean the closing price of a share of Common Stock on a national securities exchange on which such shares of Common Stock may be listed for trading or as determined by the Committee on a vesting date.

7.       Adjustment Provisions. If, during the term of this Agreement, there shall be any merger, reorganization, consolidation, recapitalization, stock dividend, special cash dividend, stock split, reverse stock split, rights offering or extraordinary distribution with respect to the Common Stock, or other change in corporate structure affecting the Common Stock, the Committee shall make or cause to be made an appropriate and equitable substitution, adjustment or treatment with respect to the Restricted Stock Units in a manner consistent with Section 4.3 of the Plan, including a substitution or adjustment in the aggregate number or kind of shares subject to this Agreement, notwithstanding that the Restricted Stock Units are subject to the restrictions on transfer imposed by Section 4 above.  Any securities, awards or rights issued pursuant to this Section 7 shall be subject to the same restrictions as the underlying Restricted Stock Units to which they relate.

8.       Tax Withholding. As a condition precedent to the receipt of any Restricted Stock Units hereunder, the Participant agrees to pay to the Corporation, at such times as the Corporation shall determine, such amounts as the Corporation shall deem necessary to satisfy any withholding taxes due on income that the Participant recognizes pursuant to this Award. The obligations of the Corporation under this Agreement and the Plan shall be conditional on such payment or arrangements, and the Corporation and its Subsidiaries and Affiliated Entities shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. In addition, the Participant may elect, unless otherwise determined by the Committee, to satisfy the withholding requirement by having the Corporation withhold shares of Common Stock with a Fair Market Value, as of the date of such withholding, sufficient to satisfy the withholding obligation.

9.       Registration. This grant is subject to the condition that if at any time the Board or Committee shall determine, in its discretion, that the listing of the shares of Common Stock subject hereto on any securities exchange, or the registration or qualification of such shares under any federal or state law, or the consent or approval of any regulatory body, shall be necessary or desirable as a condition of, or in connection with, the grant, receipt or delivery of shares hereunder, such grant, receipt or delivery will not be effected unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board or Committee. The Corporation agrees to make every reasonable effort to effect or obtain any such listing, registration, qualification, consent or approval.

10.      No Right to Continued Employment or Engagement. In no event shall the granting of the Restricted Stock Units or the other provisions hereof or the acceptance of the Restricted Stock Units by the Participant confer upon the Participant any right to employment by the Corporation, a Subsidiary of the Corporation or an Affiliated Entity for any period of time or to continue his present or any other rate of compensation.

11.      Section 409A Compliance.

(a)     The intent of the parties is that payments and benefits under this Agreement be excluded from the scope of, or comply with, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted as such. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Participant and the Corporation of the applicable provision without violating the provisions of Code Section 409A.

(b)     [reserved]

(c)     For purposes of Code Section 409A, the Participant’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Corporation.

(d)     Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

12.      Miscellaneous.

(a)     Assignment; Successors. This Agreement will be binding upon and inure to the benefit of the heirs and representatives of the Participant and the assigns and successors of the Corporation, but neither this Agreement nor any rights hereunder will be assignable or otherwise subject to hypothecation by the Participant (except by will or by operation of the laws of intestate succession) or by the Corporation, except that the Corporation may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Corporation.

(b)     Governing Law and Forum for Disputes. The laws of the State of Colorado will govern the validity, interpretation, construction and performance of this Agreement, without regard to the conflict of laws principles thereof. Any action or proceeding against the parties relating in any way to this Agreement (a “Dispute”) must be brought and enforced in the courts of the State of Colorado, and the parties irrevocably (i) submit to the jurisdiction of such courts in respect of any such action or proceeding and (ii) waive any right to a trial by jury of any Dispute.

(c)     Modification or Amendment. No failure or delay by the Corporation or the Participant in enforcing or exercising any right or remedy hereunder will operate as a waiver thereof. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by an officer or director of the Corporation duly authorized by the Board and the Participant.

(d)     Notices. Notices given pursuant to this Agreement will be in writing and will be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) facsimile with confirmation of delivery or by email, (iii) registered or certified mail, return receipt requested, addressee only, postage prepaid, or (iv) such other method of delivery, including electronic transmission, that provides a written confirmation of delivery. Notice to the Corporation will be directed to:

Hycroft Mining Holding Corporation

c/o Stephen M. Jones
Executive Vice President and Chief Financial Officer
8181 E. Tufts, Suite 510
Denver, CO 80237
email: Steve.Jones@hycroftmining.com

with a copy to:

Neal, Gerber & Eisenberg, LLP
2 N. LaSalle Street, Suite 1700
Chicago, IL 60602
Attention: David S. Stone, Esq.
email: dstone@nge.com

The Corporation may change the person and/or address to whom the Participant must give notice under this Section 12(d) by giving the Participant written notice of such change, in accordance with the procedures described above. Notices to or with respect to the Participant will be directed to the Participant, or to the Participant’s executors, personal representatives or distributees, if the Participant is deceased, at the Participant’s home address on the records of the Corporation, or such other address provided to the Corporation in accordance with the procedures described above.

(e)     Severability. If any provisions of this Agreement will be found invalid or unenforceable by a court of competent jurisdiction, in whole or in part, then it is the parties’ mutual desire that such court modify such provision(s) to the extent and in the manner necessary to render the same valid and enforceable, and this Agreement will be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.

(f)     Entire Agreement. The Participant acknowledges receipt of this Agreement and agrees that with respect to the Restricted Stock Units (Time-Vesting), together with the obligations of Participant under the Transition and Succession Agreement, the Consulting Agreement and the ENNNI Agreement, it contains the entire understanding and agreement with the Corporation, superseding any previous oral or written communication, representation, understanding or agreement with the Corporation or any representative thereof. No term or condition should be construed strictly against any party on the basis that it was drafted by such party.

(g)     Headings. The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning thereof.

(h)     Counterparts.  This Agreement may be executed in any number of counterparts, including by facsimile or PDF, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

[Signature page to follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the Grant Date.

PARTICIPANT	HYCROFT MINING HOLDING CORPORATION

_/s/ Randy E. Buffington___________________________________________
Randy Buffington	By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Its:	Executive Vice President & CFO